Ranger Global Real Estate Advisors, LLC – Code of Ethics

14.5       Code of Ethics

The Firm has adopted this code of ethics (the “Code” or “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act in order to specify the standard of conduct expected of its Associated Persons. The Firm will describe its Code of Ethics to investors/clients in writing and, upon request, furnish investors/clients with a copy of the Code of Ethics.

All personnel must comply with applicable federal securities laws. In particular, it is unlawful for the Firm and any personnel, by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly:

Clients;

(a)                To employ any device, scheme or artifice to defraud a Fund, its investors or Account

(b)                To engage in any transaction, practice or course of business that operates or would operate as a fraud or deceit upon a Fund, its investors or Account Clients;

(c)                To engage in any fraudulent, deceptive or manipulative practice; or

(d)                To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

In adopting this Code, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm’s clients and must (a) at all times place the interests of clients first; (b) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; and (c) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Associated Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Manual. Associated Persons must report any violations of the Code of Ethics to the CCO.

A copy of this Code shall be provided to each Access Person. Each Access Person will be required to acknowledge his or her receipt of and understanding of the policies set forth in the Code. Whenever this Code is materially amended, the Firm shall redistribute the amended version of the Code to all Access Persons and require each Access Person to reaffirm his or her understanding of the policies set forth in the Code. The Firm may require periodic re-certifications that the Access Person has re-read, understands and has complied with the Code. All questions regarding the Code or the interpretation of the policies set forth in the Code should be directed to the CCO.

The Firm shall provide a general description of the Code in its Part 2A of the Form ADV, which shall be made available to the investors and clients. Upon an investor’s or client’s request, the Firm will furnish the investor or client with a copy of the Code.

The Firm shall maintain all documents related to the Code including:

(a)	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five (5) years;

(b)	A record of any violation of the Code, and of any action taken as a result of the violation;

(c)	A record of all written acknowledgments for each person who is currently, or within the past five (5) years was, an Associated Person of the Firm;

(d)	A record of each Access Person report described in the Code;

(e)	A record of the names of persons who are currently, or within the past five (5) years were,

Access Persons; and

(f)	A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five (5) years after the end of the fiscal year in which the approval was granted.

The Firm utilizes an automated compliance system administered by Compliance Sciences, Inc. (“CSI”), which serves as the primary portal for all Code of Ethics reporting documents.

14.5.1	Definitions

The purpose of this Code:

(a)                “Access Person” means

(i)	Any director, officer, general partner or employee of the Firm (or of any company in a control relationship to the Firm) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of covered securities by the Fund(s) or Account(s), or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)	Any natural person in a control relationship to the Firm who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of covered securities by a Fund or Account.

(b)                “Beneficial Ownership” has the meaning set forth in Rule 16a-1(a)(2) under the Exchange Act, as amended.

(c)                “Control” has the same meaning as in section 2(a)(9) of the Investment Company Act.

(d)                “Covered Securities” any security other than a security that is: (i) a direct obligation of the government of the United States; (ii) a bankers acceptance, certificate of deposit, commercial paper, or high quality short-term debt instrument, including a repurchase agreement; (iii) a share issued by an open-end investment company, except that shares of the open-end trust are Covered Securities; or (iv) a share issued by a unit investment trust that is invested exclusively in one or more open-end investment companies other than any of the open-end trust.

(e)                “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

(f)                 “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

(g)                “Security Held or to be Acquired by a Fund” means: (1) any Covered Security which, within the most recent fifteen (15) days: (i) is or has been held by a Fund; or (i) is being or has been considered by a Fund or its investment adviser for purchase by a Fund; and (2) any option to purchase or sell, warrants, and any security convertible into or exchangeable for, a Covered Security.

(h)                “Reportable Security” means a security as defined in section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States;

(ii)  bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end funds.

14.5.2	Prohibited Purchases, Sales and Practices
14.5.2.1	Timing of Personal Transactions

No Access Person may purchase or sell, directly or indirectly, any security in which the Access Person or an affiliate has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the security, at the time of the purchase or sale (a) is being considered for purchase or sale on behalf of any Fund or Account; or (b) is being actively purchased or sold on behalf any Fund or Account.

If the Firm is purchasing/selling or considering for purchase/sale any security on behalf of a Fund or Account, no Access Person may effect a transaction in that security prior to the Fund’s or Account’s purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the security on behalf of a Fund or Account.

14.5.2.2	Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Fund or Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any affiliate account. Any investment ideas developed by an Access Person must be made available to the Funds or Accounts before the Access Person may engage in personal transactions or transactions for an affiliate account based on these ideas.

No Associated Person:

(a)                while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

(b)                shall disclose material nonpublic information about a company to any person except for lawful purposes; or

(c)                may purchase any Restricted Securities, found on the Restricted Securities List, unless expressly approved in advance by the CCO.

Any approval given under this paragraph shall be in writing and will remain in effect for only that day except as may otherwise be approved by the CCO and specifically set forth in the written approval notice.

14.5.2.3	Initial Public Offerings

No Access Person may acquire any securities or Beneficial Ownership in an Initial Public Offering without first obtaining pre-clearance and approval from the CCO.

14.5.2.4	Limited Offerings

No Access Person may acquire any securities or Beneficial Ownership in a Limited Offering without first obtaining pre-clearance and approval from the CCO.

14.5.2.5	Pre-Clearance Procedures

An Access Person may not acquire a Covered Security or a Beneficial Ownership of a Covered Security without pre-clearance from the CCO. All requests for pre-clearance are submitted electronically through the CSI system. The CSI system reviews and stores Firm personnel’s brokerage statements, as well as pre-clearance request forms, which are forwarded to the CCO for final review and approval. All requests are reviewed automatically by the CSI system and any potential violations are reported to the Firm’s CCO. Material violations, if any, are reported to the CEO and Securities Counsel. Material violations are defined as violations wherein an Access Person fails to pre-clear a securities trade that would have otherwise been required to be pre-cleared, and such pre-clearance would not have been granted.

No trades will be permitted if such trades will disadvantage the Account clients or the Funds or their investors, or where it is determined that the Access Person has material, non-public information. If pre-clearance is granted to an Access Person, such Access Person may only transact in that Covered Security for the remainder of the day or such other period of time as approved by the CCO.

Where an exception is granted, personnel receiving such permission are prohibited from further sale or purchase transactions unless permission is again obtained. If the Access Person wishes to transact in that security during any other day or period, he or she must again obtain pre-clearance for the transaction.

14.5.3	Reporting

An Access Person must submit to the CCO, on forms designated by the CCO, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership.

14.5.3.1	Initial Holdings Reports

Not later than ten (10) days after an Access Person becomes an Access Person, a Certification and Holdings Report with the following information which must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person:

(a)                The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)                The name of any broker, dealer or bank in which the Access Person maintains an account in which any Securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

(c)	The date the report is being submitted by the Access Person.

14.5.3.2	Quarterly Reportable Securities Transaction Reports

Not later than thirty (30) days after the end of each calendar quarter, a transactions report for any transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

(a)                The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security; and

(b)                The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition): (i) the price of the Reportable Security at which the transaction was effected; (ii) the name of the broker, dealer or bank with or through which the transaction was effected; and (iii) the date the report is being submitted by the Access Person.

14.5.3.3	Annual Holdings Reports

At least once each twelve (12) months by a date specified by the CCO, a Certification and Holdings Report with the following information which must be current as of a date no more than forty-five (45) days prior to the date the report is submitted:

(a)                The title, type of security and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)                The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

(c)                The date the report is being submitted by the Access Person.

14.5.3.4	Exceptions from Reporting Requirements

An Access Person need not submit:

(a)                Any reports with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(b)                A transaction report with respect to transactions effected pursuant to an automatic investment plan; or

(c)                A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than thirty (30) days after the close of the calendar quarter in which the transaction takes place.

14.5.3.5	Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this code.

14.5.3.6	Annual Certification of Compliance

Each Access Person must submit annually, a Compliance Manual Acknowledgement by a date specified by the CCO, that the Access Person:

(a)                Has received, read and understand this Code and recognizes that the Access Person is subject to this Code;

(b)                Has complied with all the requirements of this Code; and

(c)                Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

14.5.4	Confidentiality

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Fund or Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the CCO. These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of this Code information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Fund or Account affected by the violation.

14.5.5	Sanctions

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s CCO or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

14.5.6	Duties of the CCO

The CCO is responsible for the following duties related to the Code of Ethics:

(a)                identify each Access Person and notify each Access Person that the person is subject to this Code, including the reporting requirements;

(b)	provide advice, with the assistance of counsel, about the interpretation of this Code;

(c)	ensure that the Restricted Securities List is updated as necessary; and

(d)                review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code.

The CCO must comply with this Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports. The CEO or his or her designee shall be responsible for all of the duties otherwise performed by the CCO with regard to ensuring the compliance of the CCO.

14.5.7	Compliance with the Registered Investment Adviser Code of Ethics

SEC adopted Rule 204A-1, similar to Rule 17j-1 under the Investment Company Act, requiring advisers to adopt a code of ethics that would require, among other things, setting ethical standards and compliance with the securities laws, safeguarding material nonpublic information about clients’ transactions and portfolio holdings, initial and annual reports of securities holdings for access persons, and Form ADV Part II summary disclosure about the adviser’s code of ethics.

The Board of Trustees of the Registered Investment Company has adopted a policy whereby the Trustees and all Access Persons (as defined therein) are subject to certain provisions of a code of ethics (the “Fund’s Code of Ethics”). The Fund’s Code of Ethics is intended to address, among other things, conflicts of interest between the financial and other interests of the Firms personnel and the interests of the Registered Investment Company. In addition to imposing certain restrictions and requirements on the personal securities trading activities of the Firm’s personnel, the Fund’s Code of Ethics imposes certain other requirements designed to eliminate or reduce the potential for conflicts of interest.

The Firm’s Access Persons shall comply with the Fund’s Code of Ethics.